Filed Pursuant to Rule 424(b)(2)
Registration No. 333-277316

PROSPECTUS SUPPLEMENT

(To prospectus dated February 23, 2024)

$950,000,000

MOTOROLA SOLUTIONS, INC.

$350,000,000 4.850% Senior Notes due 2029

$600,000,000 5.650% Senior Notes due 2036

Motorola Solutions, Inc. (“we,” “us” or “our”) is offering $350,000,000 aggregate principal amount of our 4.850% Senior Notes due 2029 (the “2029 notes”) and $600,000,000 aggregate principal amount of our 5.650% Senior Notes due 2036 (the “2036 notes” and, together with the 2029 notes, the “notes”).

The 2029 notes will bear interest at the rate of 4.850% per year. The 2036 notes will bear interest at the rate of 5.650% per year. Interest on the notes is payable on February 17 and August 17 of each year, beginning on February 17, 2027. The 2029 notes will mature on August 17, 2029. The 2036 notes will mature on August 17, 2036. We may redeem some or all of the notes of each series at any time and from time to time at our option, in whole or in part. The redemption prices are discussed under the heading “Description of the Notes—Optional Redemption.”

On May 31, 2026, our subsidiary Motorola Solutions Finance EMEA Limited entered into a definitive agreement to acquire D-Fend Solutions (“D-Fend”), an industry leader in counter-drone technology, for a purchase price of $1.5 billion, subject to customary adjustments (the “D-Fend Acquisition”). The D-Fend Acquisition is expected to close in the second half of 2026, subject to required regulatory approvals and satisfaction of other customary closing conditions.

We intend to use the net proceeds of this offering, together with cash on hand and/or borrowings under (i) our existing revolving credit facility or commercial paper program and/or (ii) a proposed new $300 million term loan credit agreement (the “proposed term loan”) to fund all or a portion of the consideration for the D-Fend Acquisition and for general corporate purposes, which may include, among other uses, the repayment of outstanding indebtedness. However, this offering is not conditioned on the completion of the D-Fend Acquisition. See “Use of Proceeds” in this prospectus supplement.

Upon the occurrence of a “change of control repurchase event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000.

The notes are not and will not be listed on any securities exchange.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 5 of the accompanying prospectus, as well as the risks set forth in our other filings with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per 2029 note	Total	Per 2036 note	Total
Initial public offering price	99.989%	$349,961,500	99.841%	$599,046,000
Underwriting discount	0.350%	$1,225,000	0.500%	$3,000,000
Proceeds, before expenses, to us	99.639%	$348,736,500	99.341%	$596,046,000

The initial public offering prices of the notes set forth above do not include accrued interest, if any.

Interest on the notes will accrue from August 17, 2026 and must be paid by the purchaser if the notes are delivered after August 17, 2026.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company and its participants, Clearstream Banking société anonyme and Euroclear Bank S.A./N.V., on or about August 17, 2026.

Joint Book-Running Managers

J.P. Morgan	Citigroup

BofA Securities	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Mizuho	TD Securities

Co-Managers

BMO Capital Markets	BNP PARIBAS	HSBC
MUFG	PNC Capital Markets LLC	Santander
Scotiabank	SOCIETE GENERALE	US Bancorp
Academy Securities	Loop Capital Markets	Siebert Williams Shank

August 6, 2026

Prospectus Supplement

Prospectus

We urge you to carefully read this prospectus supplement and the accompanying prospectus, which describe the terms of the offering of the notes, before you make your investment decision. This prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decisions.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may file with the SEC in connection with this offering. We do not, and the underwriters do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

References to “we,” “us,” “our,” “Motorola Solutions” and the “Company” are to Motorola Solutions, Inc. and its consolidated subsidiaries unless otherwise specified or the context otherwise requires.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf process, the document we use to offer debt securities from time to time is divided into two parts. The first part is this prospectus supplement, which describes the terms of the offering of debt securities and also adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement, any related free writing prospectus and the accompanying prospectus. The second part is the accompanying prospectus, which provides you with a general description of the securities we may offer. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or of any sale of our debt securities.

If the description of this offering that is contained in this prospectus supplement or any related free writing prospectus differs from the description contained in the accompanying prospectus, you should rely on the information in this prospectus supplement or such free writing prospectus.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Except for historical matters, the matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are forward-looking statements within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “aims,” “estimates” and similar expressions. We can give no assurance that any future results or events discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this prospectus supplement and other incorporated materials. Forward-looking statements include, but are not limited to, statements about: (a) industry growth and demand, including opportunities resulting from such growth, (b) demand for, growth related to, and benefits of, new products, (c) customer spending and behavior and requests for vendor financing, (d) the impact and success of our strategy and focus areas, (e) the impact from the loss of key customers, (f) our practice of subcontracting work to other companies to fulfill customer needs, (g) the impact of existing and future regulatory matters on our business, (h) the firmness of each segment’s backlog and recognizing backlog as revenue, (i) the competitiveness of the patent portfolio, (j) the availability and costs of materials and components and the impact of such availability and costs, (k) potential impacts of risks from cybersecurity threats, (l) the ultimate disposition and effect of pending legal matters and timing, (m) the potential return of capital to our shareholders through dividend payments and/or repurchasing shares, (n) the impact of changes in the global trade environment, geopolitical events and volatility in the global supply chain on our business, and our actions in response thereto (including with respect to inventory), (o) the impact of acquisitions and other investments on our business, (p) market growth, demand, spending and resulting opportunities, (q) the growth of sales opportunities in our Products and Systems Integration and Software and Services segments, (r) future payments, charges, and use of accruals associated with our reorganization of business programs and employee separation costs, (s) our ability and cost to repatriate funds, (t) the liquidity of our investments, (u) our ability and cost to access the capital markets, (v) our ability to borrow and the amount available under our credit facilities, (w) adequacy of internal resources to fund expected working capital, capital expenditure and cash requirements, (x) future cash flows generated from operations, and future uses of such cash, (y) expected payments pursuant to commitments under agreements and other obligations in the short-term and long-term, (z) the ability to meet minimum purchase obligations, (aa) the impact of contractual damage claims exceeding the underlying contract value, (bb) our ability to sell accounts receivable and the terms and amounts of such sales, (cc) requests for vendor financing, (dd) the impact of foreign currency risk, (ee) future hedging activity and expectations of the Company, (ff) risks related to the D-Fend Acquisition, including the satisfaction of the customary conditions precedent to consummation of the D-Fend Acquisition, (gg) our ability to enter into the proposed term loan and the terms of such loan, and (hh) other factors described in our news releases and filings with the SEC, including but not limited to the factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference herein. Except as required by law, we undertake no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

SUMMARY

The following summary contains basic information about us and about this offering. It does not contain all of the information that is important to an investment in our securities. Before you make an investment decision you should review this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated in the prospectus supplement and the accompanying prospectus in their entirety, including the risk factors, our financial statements and the related footnotes.

Our Company

Motorola Solutions is a global leader in mission-critical safety and security technologies for public safety, government, including defense, and enterprise customers. Our business is focused on safety and security, driven by our commitment to help create safer communities, safer schools, safer hospitals, safer businesses, and ultimately, safer nations. Grounded in nearly 100 years of close customer and community collaboration, we design and advance technology for more than 100,000 customers in over 100 countries with the goal of making everywhere safer for all.

Our ecosystem of safety and security technologies includes Mission Critical Networks (“MCN”), Video Security and Access Control (“Video”) and Command Center. Our strategy is to generate value through our technologies that help meet the changing needs of our customers around the world in protecting people, property and places. While each technology individually strives to make users safer and more productive, we believe we can enable better outcomes for our customers by uniting these technologies as a comprehensive integrated safety and security system. Our goal is to help dismantle silos and barriers between people and systems, so that data unifies, information flows, operations run and collaboration improves to help strengthen safety and security everywhere.

We support public safety and defense agencies in their mission to protect communities and countries. We additionally serve our growing base of enterprise customers, including schools, hospitals, businesses and stadiums, as the criticality of safety and security becomes increasingly important. Across these diverse sectors, our technologies facilitate the connection between those in need and those who can help, enabling the collaboration that is critical for a more proactive approach to safety and security.

This collaboration is clearly illustrated in a school setting: When a teacher presses a panic button, our technologies can automatically notify local law enforcement, trigger a lockdown to secure all entries, share live video feeds with first responders and send mass notifications to key stakeholders. This integrated workflow helps schools to detect, respond to and resolve safety and security threats faster and more effectively.

We manage our business through two segments: “Products and Systems Integration” and “Software and Services.” Within these segments, we report net sales across three principal product lines:

•

MCN: Infrastructure, mobile ad-hoc network (“MANET”) technology, devices (two-way radio and broadband, including both for public safety and professional and commercial radio (“PCR”)), software and artificial intelligence (“AI”)-powered capabilities. MCN includes installation and integration, backed by managed and support services, to help assure mission-critical communications availability, security and resiliency.

•

Video: Cameras (fixed, body-worn, in-vehicle), access control, sensors, infrastructure, video management, video monitoring, software and AI-powered analytics that enable visibility of events and focus attention on what’s important, to inform faster and more accurate decisions and actions.

•	Command Center: Command center solutions, software applications and AI-powered capabilities, that unify voice and data from public safety agencies, enterprises and the community, enabling a broad informational view of operations and incidents while helping to accelerate workflows and improve the accuracy, speed and trust of decisions.

We have invested across these three technologies organically and through acquisitions to evolve our land mobile radio (“LMR”) focus and expand our ecosystem of safety and security products and services. Across all three technologies, we offer AI-powered capabilities and software solutions, services such as cybersecurity subscription services and managed and support services.

Our principal executive offices are located at 500 W. Monroe St., Chicago, Illinois 60661.

Recent Developments

Proposed Acquisition of D-Fend Solutions

On May 31, 2026, our subsidiary Motorola Solutions Finance EMEA Limited entered into a definitive agreement to acquire D-Fend Solutions (“D-Fend”), an industry leader in counter-drone technology (the “D-Fend Acquisition”). The Company has agreed to pay consideration in the D-Fend Acquisition of $1.5 billion at closing, subject to customary adjustments. The D-Fend Acquisition is expected to close in the second half of 2026, subject to required regulatory approvals and satisfaction of other customary closing conditions. This offering is not conditioned on the closing of the D-Fend Acquisition.

Proposed Term Loan

We are currently seeking lender commitments for a new $300 million term loan credit agreement (the “proposed term loan”) that we expect to enter into in August 2026. The proposed term loan is expected to mature in August 2027. Based on current negotiations, borrowings under the proposed term loan are expected to bear interest, at our option, at either the Secured Overnight Financing Rate (“SOFR”) or the base rate, in each case, plus an applicable margin per annum. The terms of our proposed term loan are not finalized and are subject to change. There are no assurances that the proposed term loan will be entered into or entered into on the terms described in this prospectus supplement. Such entry into the proposed term loan would also be subject to customary closing conditions. The closing of the proposed term loan is not contingent on the completion of this proposed offering or the closing of the D-Fend Acquisition.

Summary Consolidated Financial Data

The following table presents summary consolidated financial data as of and for the periods indicated. The summary consolidated financial data presented below as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023 have been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 12, 2026 with the SEC and incorporated by reference herein. The summary consolidated financial data presented below as of July 4, 2026 and for the six months ended July 4, 2026 and June 28, 2025 have been derived from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the six months ended July 4, 2026, filed on August 5, 2026 with the SEC and incorporated by reference herein. The balance sheet data presented below as of June 28, 2025 and December 31, 2023 have been derived from our unaudited condensed consolidated financial statements and audited consolidated financial statements, respectively, which are not incorporated by reference herein. You should read the following table in conjunction with our audited consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 12, 2026 with the SEC and our unaudited condensed consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the six months ended July 4, 2026, filed on August 5, 2026 with the SEC.

	Six Months Ended		Years Ended December 31,
	July 4, 2026	June 28, 2025	2025	2024	2023
	(unaudited) (in millions of dollars, except per share amounts)		(in millions of dollars, except per share amounts)
Operating Results
Net sales from products	$3,300	$2,980	$6,770	$6,454	$5,814
Net sales from services	2,548	2,313	4,912	4,363	4,164

Net sales	5,848	5,293	11,682	10,817	9,978
Costs of product sales	1,332	1,220	2,776	2,674	2,591
Costs of services sales	1,476	1,360	2,871	2,631	2,417

Costs of sales	2,808	2,580	5,647	5,305	5,008

Gross margin	3,040	2,713	6,035	5,512	4,970
Selling, general and administrative expenses	935	886	1,870	1,752	1,561
Research and development expenditures	512	464	970	917	858
Other charges	259	89	207	155	257

Operating earnings	1,334	1,274	2,988	2,688	2,294
Other income (expense):
Interest expense, net	(208)	(106)	(302)	(227)	(216)
Other, net	56	59	126	(489)	68

Total other expense	(152)	(47)	(176)	(716)	(148)

Net earnings (loss) before income taxes	1,182	1,227	2,812	1,972	2,146
Income tax expense (benefit)	256	280	652	390	432

Net earnings (loss)	926	947	2,160	1,582	1,714
Less: Earnings attributable to noncontrolling interests	3	4	6	5	5

Net earnings (loss) attributable to Motorola Solutions, Inc.	$923	$943	$2,154	$1,577	$1,709

Earnings (loss) per diluted common share*	$5.51	$5.57	$12.75	$9.23	$9.93

*	Amounts attributable to Motorola Solutions, Inc. common shareholders.

	Six Months Ended		Years Ended December 31,
	July 4, 2026	June 28, 2025	2025	2024	2023
	(unaudited) (in millions of dollars, except per share amounts)		(in millions of dollars, except per share amounts)
Balance Sheet (as of period end):
Total assets	$19,242	$16,412	$19,389	$14,595	$13,336
Long-term debt	8,417	7,661	8,413	5,675	4,705
Short-term borrowings	615	—	749	—	—
Current portion of long-term debt	—	70	—	322	1,313
Total debt	9,032	7,731	9,162	5,997	6,018
Total stockholders’ equity	2,688	1,984	2,427	1,719	739

The Offering

The summary below describes the principal terms of the notes. This summary is provided solely for your convenience and is not complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. References in this section to “Motorola Solutions,” “us,” “our” and “we” are, unless the context otherwise requires, only to Motorola Solutions, Inc. and not to any of its subsidiaries.

Issuer:	Motorola Solutions, Inc.

Securities Offered:	$350,000,000 aggregate principal amount of 4.850% Senior Notes due 2029 (the “2029 notes”); and

$600,000,000 aggregate principal amount of 5.650% Senior Notes due 2036 (the “2036 notes” and, together with the 2029 notes, the “notes”).

Maturity Date:	The 2029 notes will mature on August 17, 2029; and

The 2036 notes will mature on August 17, 2036.

Interest Rate:	The 2029 notes will bear interest at the rate of 4.850% per year from the issue date; and

The 2036 notes will bear interest at the rate of 5.650% per year from the issue date.

Interest Payment Dates:	Interest on the notes is payable semi-annually on February 17 and August 17 of each year, beginning on February 17, 2027.

Use of Proceeds:	We estimate that the net proceeds from this offering will be approximately $942.2 million (after deducting underwriting discounts and estimated offering expenses payable by us). We intend to use the net proceeds of this offering, together with cash on hand and/or borrowings under (i) our existing revolving credit facility or commercial paper program and/or (ii) the proposed term loan to fund all or a portion of the consideration for the D-Fend Acquisition and for general corporate purposes, which may include, among other uses, the repayment of outstanding indebtedness. See “Use of Proceeds” in this prospectus supplement.

Ranking of Notes:	The notes are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness.

Optional Redemption:

Prior to July 17, 2029 (one month prior to the stated maturity date of the 2029 notes) in the case of the 2029 notes and prior to May 17, 2036 (three months prior to the stated maturity date of the 2036 notes) in the case of the 2036 notes (in each case, with respect to the applicable series of notes, the “par call date”), we may redeem the notes of such series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (i) 10 basis points in the case of the 2029 notes, and (ii) 15 basis points in the case of the 2036 notes less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the applicable par call date we may redeem the notes of the relevant series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

Change of Control Repurchase Event:	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants:	The indenture governing the notes contains covenants limiting our ability and our domestic subsidiaries’ ability to:

•	create certain liens;

•	enter into sale and leaseback transactions involving any principal property; and

•	consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

Each of these covenants is subject to a number of significant exceptions. You should read “Description of the Notes—Restrictive Covenants” in this prospectus supplement for a description of these covenants.

Form and Denominations:	We will issue the notes in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”).

You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interests in their books. We will not issue certificated notes, except in the limited circumstances described under “Description of Debt Securities—Book-entry; Delivery and Form; Global Securities” in the accompanying prospectus.

Further Issuances:	We may create and issue additional notes of each series ranking equally with the notes of such series initially offered in this offering and otherwise similar in all respects (other than the issue date and, if applicable, the payment of interest accruing prior to the issue date of such further notes or the first payment of interest following the issue date of such further notes). These additional notes, if issued, would be consolidated and form a single series with the previously outstanding notes of such series. See “Description of the Notes—Further Issuances” in this prospectus supplement.

Absence of Public Market for the Notes:	Each series of the notes is a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice.

Governing Law:	State of New York.

Risk Factors:	For a discussion of the factors that you should carefully consider before deciding to purchase the notes, see “Risk Factors” beginning on page S-10 of this prospectus supplement, page 5 of the accompanying prospectus and under the heading “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2025, incorporated by reference herein.

RISK FACTORS

Investing in the notes involves risk. We are subject to various regulatory, operating and other risks as a result of the nature of our operations and the marketplace in which we operate. Many of these risks are beyond our control and several pose significant challenges to our business, operations, revenues, net income and cash flows. These risks are described in Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2025 and the other information contained in this prospectus supplement or accompanying prospectus. The risks described therein are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business. In deciding whether to invest in the notes, you should carefully consider these risks and the risks described below in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Our business, results of operations and financial condition may be materially adversely affected due to any of these risks or events arising therefrom. References in the section “Risks Related to the Notes” to “Motorola Solutions,” “us,” “our” and “we” are, unless the context otherwise requires, only to Motorola Solutions, Inc. and not to any of its subsidiaries.

Risks Related to the Notes

Because the notes are not secured and are effectively subordinated to the rights of secured creditors, the notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with other senior unsecured indebtedness. Although we currently only have immaterial amounts of secured indebtedness at the foreign subsidiary level, the indenture governing the notes permits us to incur secured debt under specified circumstances. If we incur secured debt, our assets will be subject to prior claims by our secured creditors. In the event of bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Motorola Solutions, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of their respective unsecured and unsubordinated creditors, including trade creditors. If Motorola Solutions incurs any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

We may depend on the receipt of dividends or other intercompany transfers from our subsidiaries to meet our obligations under the notes. Claims of creditors of our subsidiaries will have priority over your claims with respect to the assets and earnings of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. We conduct a significant portion of our operations through our subsidiaries. We may therefore be dependent upon dividends or other intercompany transfers of funds from our subsidiaries in order to meet our obligations under the notes and to meet our other obligations. However, our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Generally, creditors of our subsidiaries will have claims to the assets and earnings of our subsidiaries that are superior to the claims of our creditors, except to the extent the claims of our creditors are guaranteed by our subsidiaries. As of July 4, 2026, our subsidiaries accounted for $12.9 billion, or 67%, of our total consolidated assets including assets held for sale but excluding intercompany balances, and had $3.2 billion of outstanding liabilities, including trade payables and liabilities held for sale but excluding intercompany liabilities.

In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Motorola Solutions, the holders of the notes will not receive any amounts with respect to the notes until after the payment in full of the claims of creditors of our subsidiaries.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture governing the notes does not limit the amount of additional debt that we may incur. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase.

The provisions in the indenture that govern the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions contained in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event to trigger these provisions, notably, that the transactions are accompanied or followed within 90 days by a downgrade in the rating of the notes offered under this prospectus supplement. Except as described under “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the notes upon a change of control repurchase event.

As described under “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

Negative covenants in the indenture will have a limited effect.

The indenture governing the notes contains negative covenants that apply to us and our domestic subsidiaries. These covenants are, however, subject to a number of significant exceptions that will permit us, in various circumstances, to create liens on our assets and to enter into sale and leaseback transactions. See “Description of the Notes—Restrictive Covenants” in this prospectus supplement. Holders of the notes may become structurally or contractually subordinated to new lenders who enter into transactions with us or our domestic subsidiaries in reliance on these exceptions.

There is no prior market for the notes. If one develops, it may not be liquid.

We do not intend to list the notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. We cannot assure you that any liquid market for the notes will ever develop or be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the notes. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes following the offering. However, the underwriters have no obligation to make a market in the notes and they may stop at any time without notice.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, prior to issuance, the notes will be rated by Moody’s Investors Service Inc., S&P Global Ratings and Fitch Ratings Inc. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Such credit ratings may not be issued or remain in effect for any given period of time or such ratings may be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Any lowering, suspension or withdrawal of such ratings, or the announcement that such ratings are under review for a possible downgrade may have an adverse effect on the market price or marketability of the notes.

Risks Relating to the D-Fend Acquisition

Completion of the D-Fend Acquisition is subject to conditions, and if such conditions are not satisfied or waived, the D-Fend Acquisition will not be completed.

Each party’s obligation to complete the D-Fend Acquisition is subject to the satisfaction or waiver of a number of customary closing conditions, including regulatory approvals.

The failure to satisfy all of the required closing conditions could delay the completion of the D-Fend Acquisition or prevent such acquisition from occurring at all. Any delay in completing the D-Fend Acquisition could cause us not to realize some or all of the benefits that we expect to achieve if the acquisition is successfully completed within the expected time frame. There can be no assurance that the conditions to the closing of the D-Fend Acquisition will be satisfied or waived or that the acquisition will be completed, or as to whether the acquisition will be completed on terms other than those set forth in the definitive agreement as in effect as of the date of this prospectus supplement.

We are not providing in the base prospectus, this preliminary prospectus supplement or the final prospectus supplement historical financial information of D-Fend or pro forma financial statement information reflecting the impact of the D-Fend Acquisition on our historical financial position and operating results.

We are not required, pursuant to SEC regulations, to include any historical D-Fend financial statements or pro forma financial information related to the D-Fend Acquisition in this prospectus supplement. As a result, investors will be required to determine whether to participate in this offering without the benefit of such historical or pro forma financial information. Accordingly, when deciding whether to invest in the notes, you should consider the fact that there is very limited information related to D-Fend or D-Fend’s anticipated impact on our financial results contained in this prospectus supplement. We cannot assure you that such limited information is adequate to assess the impact of the D-Fend Acquisition on our future financial performance or condition.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $942.2 million (after deducting underwriting discounts and estimated offering expenses payable by us). We intend to use the net proceeds of this offering, together with cash on hand and/or borrowings under (i) our existing revolving credit facility or commercial paper program and/or (ii) the proposed term loan to fund all or a portion of the consideration for the D-Fend Acquisition and for general corporate purposes, which may include, among other uses, the repayment of outstanding indebtedness. Pending such uses, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments.

Completion of this offering is not conditioned on the completion of the D-Fend Acquisition. The D-Fend Acquisition is subject to customary closing conditions, and there can be no assurance that the acquisition will be consummated on the anticipated terms, within the anticipated timeframe or at all. If the D-Fend Acquisition is not consummated, or if the consideration, fees and expenses payable in connection with the acquisition are less than currently anticipated, the amount of net proceeds available for general corporate purposes will increase. Accordingly, our board of directors and management will retain broad discretion over the allocation of the net proceeds from this offering.

CAPITALIZATION

The following table sets forth our cash and consolidated long-term debt and capitalization as of July 4, 2026

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) the sale of the notes offered hereby, (ii) the use of net proceeds from this offering as described under “Use of Proceeds” and (iii) the other transactions described in the footnotes to the following table.

This table should be read in conjunction with “Summary—Summary Consolidated Financial Data” appearing elsewhere in this prospectus supplement and our audited consolidated financial statements, including the accompanying notes thereto, which are incorporated herein by reference.

	July 4, 2026
	Actual	As Adjusted
	(in millions of dollars)
Cash and cash equivalents(1)	$710	$637

Long-Term Debt, including current portion
Senior notes and debentures, including fair value adjustments	$7,668	$7,668
Term Loan due 2028	749	749
Short-term borrowings(2)	615	800
Proposed term loan(3)	—	300
Notes offered hereby	—	950

Total long-term debt, including current portion	$9,032	$10,467

Stockholders’ Equity
Preferred stock (none issued)	—	—
Common stock	2	2
Additional paid-in capital	2,468	2,468
Retained earnings	2,627	2,627
Accumulated other comprehensive loss	(2,425)	(2,425)
Noncontrolling interests	16	16

Total stockholders’ equity	2,688	2,688

Total capitalization, including current portion of long-term debt	$11,720	$13,155

(1)	Assumes a cash purchase price of $1.5 billion for the D-Fend Acquisition.
(2)

The amount in the as adjusted column for short-term borrowings reflects approximately $485 million of borrowings under our commercial paper program and/or revolving credit facility that we expect to incur to finance a portion of the D-Fend Acquisition, partially offset by the repayment of $300 million of outstanding indebtedness under our 364-day term loan facility subsequent to July 4, 2026 and prior to the date of this prospectus supplement.

(3)	See “Summary—Recent Developments—Proposed Term Loan” for more information on the proposed term loan.

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture dated August 19, 2014 between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), or any successor trustee (the “indenture”). You should read the accompanying prospectus for a discussion of the terms and provisions of the indenture.

The following summary supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. References in this section to “Motorola Solutions,” “us,” “our” and “we” are, unless the context otherwise requires, only to Motorola Solutions, Inc. and not to any of its subsidiaries.

The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all the information that you may find useful. You should read the indenture, a copy of which is available from Motorola Solutions upon request. The indenture is an exhibit incorporated by reference into the registration statement of which the prospectus attached to this prospectus supplement is a part.

General

The notes will have the following basic terms:

•	the notes will be senior unsecured obligations of Motorola Solutions and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of Motorola Solutions;

•	the notes are obligations exclusively of Motorola Solutions and are not guaranteed by any of its subsidiaries;

•

the notes initially will be limited to $350,000,000 aggregate principal amount of 4.850% Senior Notes due 2029 and $600,000,000 aggregate principal amount of 5.650% Senior Notes due 2036 (subject to the rights of Motorola Solutions to issue additional notes of each series as described under “—Further Issuances” below);

•	the 2029 notes will bear interest at the rate of 4.850% per year, and the 2036 notes will bear interest at the rate of 5.650% per year;

•

interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the notes);

•	interest on the notes is payable semi-annually on February 17 and August 17 of each year, beginning on February 17, 2027;

•	the 2029 notes will mature on August 17, 2029 unless redeemed or repurchased prior to that date and the 2036 notes will mature on August 17, 2036 unless redeemed or repurchased prior to that date;

•	Motorola Solutions may redeem each series of notes, in whole or in part, at any time at its option at the applicable redemption prices described under “—Optional Redemption” below;

•

Motorola Solutions may be required to repurchase the notes in whole or in part at the option of the holders in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below;

•	the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the notes will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain limited circumstances may be represented by notes in certificated form (see “—Book-entry, Delivery and Form; Global Notes” below); and

•	the notes will be exchangeable and transferable at the office or agency of Motorola Solutions maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest on the notes will be paid to the person in whose name that note is registered at the close of business on February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.

The notes will not be subject to any sinking fund.

Motorola Solutions may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Ranking

The notes will be senior unsecured obligations of Motorola Solutions and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Motorola Solutions. As of July 4, 2026, prior to giving effect to the sale of the notes offered hereby, the application of the net proceeds from the offering, and the other transactions described in the “Capitalization” section of this prospectus supplement, Motorola Solutions had $9.0 billion of senior unsecured indebtedness outstanding. See “Use of Proceeds” and “Capitalization.”

The notes will effectively rank junior in right of payment to all existing and future secured indebtedness of Motorola Solutions to the extent of the assets securing such indebtedness, and to all existing and future liabilities of its subsidiaries, including indebtedness and trade payables. Motorola Solutions derives a significant portion of its operating income and cash flow from its subsidiaries. Therefore, Motorola Solutions’ ability to make payments when due to the holders of the notes is, in large part, dependent upon the receipt of sufficient funds from its subsidiaries.

Claims of creditors of Motorola Solutions’ subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Motorola Solutions’ creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of Motorola Solutions’ subsidiaries. As of July 4, 2026, Motorola Solutions’ subsidiaries had $3.2 billion of outstanding liabilities, including trade payables and liabilities held for sale but excluding intercompany liabilities.

Optional Redemption

Prior to July 17, 2029 (one month prior to the stated maturity date of the 2029 notes) in the case of the 2029 notes and prior to May 17, 2036 (three months prior to the stated maturity date of the 2036 notes) in the case of the 2036 notes (in each case, with respect to the applicable series of notes, the “par call date”), we may redeem the notes of such series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (i) 10 basis points in the case of the 2029 notes, and (ii) 15 basis points in the case of the 2036 notes less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the applicable par call date we may redeem the notes of the relevant series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable par call date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable par call date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date, H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable par call date. If there is no United States Treasury security maturing on the applicable par call date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable par call date, one with a maturity date preceding the applicable par call date and one with a maturity date following the applicable par call date, we shall select the United States Treasury security with a maturity date preceding the applicable par call date. If there are two or more United States Treasury securities maturing on the applicable par call date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semiannual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price for the notes shall be conclusive and binding for all purposes, absent manifest error.

Notice of any optional redemption of the notes will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption of the notes of each series, selection of the notes for redemption will be made in accordance with the applicable procedures of the depositary. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be conducted in accordance with the policies and procedures of the depositary.

Unless Motorola Solutions defaults in payment of the redemption price on the notes, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption. Prior to 11:00 a.m. on the redemption date, Motorola Solutions will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.

Notice of any redemption of notes in connection with a corporate transaction (including any equity offering, an incurrence of indebtedness or a transaction involving a change of control of us) may, at our discretion, be given prior to the completion thereof and any such redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless Motorola Solutions has exercised its right to redeem all of the outstanding notes as described above, Motorola Solutions will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Motorola Solutions, prior to any change of control, but after the public announcement of the change of control, Motorola Solutions will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The notice shall, if delivered prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice.

Motorola Solutions will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes,

Motorola Solutions will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of compliance with such securities laws or regulations.

On the repurchase date following a change of control repurchase event, Motorola Solutions will, to the extent lawful:

(1)	accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3)

deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by Motorola Solutions.

The paying agent will promptly mail or otherwise deliver to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

Motorola Solutions will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Motorola Solutions and such third party purchases all notes properly tendered and not withdrawn under its offer.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Motorola Solutions and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between Motorola Solutions and the underwriters. Motorola Solutions has no present intention to engage in a transaction involving a change of control, although it is possible that Motorola Solutions could decide to do so in the future. Subject to the limitations discussed below, Motorola Solutions could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Motorola Solutions or credit ratings of the notes. Restrictions on the ability of Motorola Solutions to incur liens and enter into sale and leaseback transactions are contained in the covenants as described in the accompanying prospectus. Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a decline in the credit quality of Motorola Solutions or a highly leveraged or similar transaction involving Motorola Solutions.

Motorola Solutions may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Motorola Solutions may be prohibited from repurchasing the notes under the terms of its future debt instruments. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase all of the notes upon a change of control repurchase event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Motorola Solutions and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than Motorola Solutions or one of its subsidiaries; (2) the adoption of a plan relating to Motorola Solutions’ liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Motorola Solutions’ stock or other voting stock into which Motorola Solutions’ voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (4) the first day on which a majority of the members of the board of directors of Motorola Solutions are not continuing directors.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“continuing directors” means, as of any date of determination, any member of the board of directors of Motorola Solutions who (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination or election.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Motorola Solutions.

“Moody’s” means Moody’s Investors Service Inc. or any successor thereto.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Motorola Solutions, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by Motorola Solutions (as certified by a resolution of the board of directors of Motorola Solutions) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“rating category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (+ and—for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“rating date” means the date which is 90 days prior to the earlier of (i) a change of control or (ii) public notice of the occurrence of a change of control or of the intention by Motorola Solutions to effect a change of control.

“ratings event” means the occurrence of the events described in (a) or (b) below on, or within 60 days after the earlier of, (i) the occurrence of a change of control or (ii) public notice of the occurrence of a change of control or the intention by Motorola Solutions to effect a change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies): (a) in the event the notes are rated by both rating agencies on the rating date as investment grade, the rating of the notes shall be reduced so that the notes are rated below investment grade by both rating agencies, or (b) in the event the notes (1) are rated investment grade by one rating agency and below investment grade by the other rating agency, the rating of the notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) so that the notes are then rated below investment grade by both rating agencies or (2) are rated below investment grade by both rating agencies on the rating date, the rating of the notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) or is withdrawn. Notwithstanding the foregoing, a ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc. or any successor thereto.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Restrictive Covenants

Restrictions on Secured Debt

If we or any Domestic Subsidiary incurs or guarantees any Debt secured by a Mortgage on any Principal Property or on any shares of stock or Debt of any Domestic Subsidiary, we must secure the notes, and each other series of debt securities issued under the indenture, equally and ratably with (or prior to) such secured Debt, unless, after giving effect to such transaction, the aggregate amount of all such Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries. See “—Restrictive Covenants—Restrictions on Sales and Leasebacks” below.

This restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by:

•

Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;

•	Mortgages in favor of us or a Domestic Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress or advance payments;

•	Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation;

•	purchase money Mortgages and Mortgages to secure the construction cost of property; and

•	any extension, renewal or refunding of any Mortgage referred to above.

Restrictions on Sales and Leasebacks

Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless:

•

we or such Domestic Subsidiary could mortgage such property as provided for above under “— Restrictive Covenants—Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the notes and each other series of debt securities issued under the indenture; or

•	within 120 days, we apply to the retirement of our Funded Debt an amount not less than the greater of:

•	the net proceeds of the sale of the Principal Property leased pursuant to such arrangement; or

•	the fair market value of the Principal Property so leased, subject to credits for certain voluntary retirements of Funded Debt.

This restriction will not apply to any sale and leaseback transaction:

•	between us and a Domestic Subsidiary or between Domestic Subsidiaries; or

•	involving the taking back of a lease for a period, including renewals, of three years or less (section 1007 of the indenture).

Certain Definitions

The following are certain key definitions used in the descriptions above of restrictions on secured debt and sales and leasebacks contained in the indenture. These and other definitions are contained in the indenture. You should read the indenture to understand these restrictions fully.

“Attributable Debt” means the total net amount of rent required to be paid during the remaining term of any lease, discounted at the rate per annum borne by the senior debt securities of each series, compounded annually.

“Consolidated Net Tangible Assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount:

•	all current liabilities, excluding any constituting Funded Debt by reason of their being renewable or extendable; and

•	goodwill and other intangibles (section 1006 of the indenture).

“Domestic Subsidiary” means a Subsidiary of ours except a Subsidiary of ours which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, or which is engaged primarily in financing our operations or our Subsidiaries, or both, outside the United States.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date of the most recent balance sheet of us and our consolidated subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower.

“Principal Property” includes any single parcel of real estate, any manufacturing plant or warehouse we own or lease or any Domestic Subsidiary owns or leases which is located within the United States and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any single parcel of real estate or manufacturing plant or warehouse or a portion of any manufacturing plant or warehouse:

•	which is a pollution control or other facility financed by obligations issued by a state or local government unit; or

•	which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety.

“Subsidiary” means any corporation, association, partnership or other business entity of which more than 50% of the total voting stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

Defeasance and Covenant Defeasance

Under the indenture, we have the ability to take certain steps to effect a “defeasance” or a “covenant defeasance.” A defeasance allows us to be discharged from any and all obligations in respect of a series of debt securities issued under the indenture except for certain obligations to register the transfer or exchange of such debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust. A covenant defeasance allows us to stop complying with certain restrictive covenants relating to:

•	consolidation, merger, conveyance, transfer or lease;

•	maintenance of our existence and properties;

•	payment of taxes and other claims; and

•	restrictions on secured debt and sale and leaseback transactions.

A covenant defeasance also causes certain events specified in the indenture to no longer be deemed an event of default under the indenture.

To effect a defeasance or a covenant defeasance, we must deposit with the applicable trustee an amount of money or U.S. government securities that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest, if any, on the debt securities of such series at the time such payments are due. We will remain liable for any shortfall between the amount deposited with the trustee and the amount due holders of debt securities upon any acceleration of payment.

We may only effect a defeasance or a covenant defeasance if we have provided a legal opinion that such action will not cause beneficial owners of our debt securities to recognize income, gain or loss for federal income tax purposes as a result and that beneficial owners will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. The opinion, in the case of a defeasance, must refer to and be based upon a ruling of the Internal Revenue Service (the “IRS”) or a change in applicable federal income tax law occurring after the date of the indenture.

Events of Default

The following are events of default under the indenture with respect to any debt securities issued thereunder:

•	failure to pay principal of, or premium, if any, on any debt security of that series when due;

•	failure to pay any installment of interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•

failure to perform any other covenant of ours in the indenture, other than a covenant included in the indenture solely for the benefit of any series of debt securities other than that series, continued for 60 days after written notice as provided in the indenture;

•	certain events in bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series (section 501 of the indenture).

If an event of default with respect to the outstanding debt securities of any series occurs and continues either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof, will automatically become due and payable. However, at any time after an acceleration with respect to debt securities of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration (section 502 of the indenture). For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee reasonable security or indemnity (section 603 of the indenture). Subject to such indemnification and certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series (section 512 of the indenture).

We will be required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the indenture and as to any default in such performance (section 1004 of the indenture).

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected thereby, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or premium, if any, or interest, if any, on, any debt security;

•	reduce the amount of principal of any original issue discount debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults (section 902 of the indenture).

The holders of a majority of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the indenture (section 1008 of the indenture). The holders of a majority of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt security of that series or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected (section 513 of the indenture).

Consolidation, Merger, Conveyance, Transfer or Lease

We may, without the consent of any holders of outstanding debt securities, consolidate or merge with or into, or transfer or lease our assets substantially as an entirety to, any entity, and any other entity may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, us, provided that:

•

the entity other than us formed by such consolidation or into which we are merged or which acquires or leases our assets is organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the indenture;

•

after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing, provided that a transaction will only be deemed to be in violation of this condition as to any series of debt securities as to which such event of default or such event has happened and is continuing; and

•	certain other conditions are met (article eight of the indenture).

Form, Denominations, Exchange, Registration and Transfer

We will issue debt securities issued under the indenture as registered securities, which may be issued in global form. Global securities are described below under “—Book-entry; Delivery and Form; Global Notes.” We will issue registered securities issued under the indenture in denominations of $2,000 and integral multiples of $1,000.

Our registered securities issued under the indenture will be exchangeable for other registered securities of the same series.

You may present the registered securities for registration of transfer at the office of the trustee, or at the office of any transfer agent we designate without service charge and upon payment of any taxes and other governmental charges (section 305 of the indenture). We may change transfer agents or designate additional transfer agents at any time, except that, we must maintain a transfer agent in each place of payment for such series (section 1002 of the indenture).

If we elect or are required to redeem or exchange particular debt securities, we will not be required to:

•	issue, register the transfer of or exchange those debt securities for a period of 15 days before the first publication or mailing of the notice of redemption or exchange; or

•	register the transfer of or exchange any registered security selected for redemption (section 305 of the indenture).

Payment and Paying Agents

The place of payment for all debt securities issued under the indenture will be New York, New York, U.S.A., and we will initially designate the corporate trust office of the trustee for this purpose. At our option, we may pay interest, if any, on registered securities by check mailed to the address of the person entitled thereto as such person’s address appears in the security register or by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register (sections 307, 1001 and 1002 of the indenture). We will make payment of any installment of interest on registered securities to the person in whose name such registered security is registered at the close of business on the record date for such interest (section 307 of the indenture).

We will make all payments of principal of, and premium, if any, and interest, if any, on any debt security that is payable in a currency other than U.S. dollars in U.S. dollars if such currency:

•

ceases to be used both by the government of the country that issued the currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions;

•	is the euro and ceases to be used both within the European Monetary Union and for the settlement of transactions by public institutions of or within the European Union; or

•	is any currency unit, or composite currency, other than the euro and ceases to be used for the purposes for which it was established (section 311 of the indenture).

We may designate additional offices or agencies for payment with respect to any debt securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

Governing Law

The indenture and the debt securities issued thereunder will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Further Issuances

Motorola Solutions may from time to time, without notice to or the consent of the holders of the notes of a series, create and issue additional notes of such series having the same terms as, and ranking equally and ratably with, the notes of such series in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes of such series). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the outstanding notes of such series, and will vote together as one class on all matters with respect to the notes of such series, provided that if such additional notes are not treated as fungible for U.S. tax purposes with the notes of such series issued pursuant to this offering, such additional notes will have a separate CUSIP number.

All senior debt securities issued under the indenture are unsubordinated obligations of the Company. They will be unsecured and will rank equally with each other and all of our other unsubordinated debt (section 301 of the indenture). The indenture does not limit the aggregate principal amount of debt securities that we may issue thereunder and provides that we may issue debt securities thereunder from time to time in one or more series.

Effective Subordination

The debt securities issued under the indenture will be our obligations exclusively. Since our operations are partially conducted through subsidiaries, primarily overseas, our cash flow and therefore our ability to service debt, including the debt securities offered by this prospectus supplement, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and therefore the right of the holders of the debt securities to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

No Limitations on Other Debt

The general provisions of the indenture do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. However, the indenture does restrict us and our domestic subsidiaries from granting certain security interests on certain of their property or assets unless the debt securities are equally secured. See “—Restrictive Covenants” above.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture and has also been appointed by Motorola Solutions to act as registrar, transfer agent and paying agent for each series of notes. The Bank of New York Mellon Trust Company, N.A. is also trustee under:

•	our 4.600% senior notes due February 23, 2028;

•	our 6.500% debentures due November 15, 2028;

•	our 4.600% senior notes due 2029;

•	our 5.000% senior notes due 2029;

•	our 2.300% senior notes due 2030;

•	our 4.850% senior notes due 2030;

•	our 2.750% senior notes due 2031;

•	our 5.200% senior notes due 2032;

•	our 5.600% senior notes due 2032;

•	our 5.400% senior notes due 2034;

•	our 5.550% senior notes due 2035;

•	our 6.625% senior notes due 2037;

•	our 5.500% senior notes due 2044; and

•	our 5.220% debentures due 2097.

The indentures governing the aforementioned notes contain provisions limiting the liability of the trustee in certain circumstances. Under the indentures, force majeure events may in certain cases specified in the indentures relieve the trustee from liability.

We maintain various banking relationships with The Bank of New York Mellon, an affiliate of the trustee.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations applicable to U.S. holders and non-U.S. holders (each as defined below) with respect to the ownership and disposition of the notes acquired in this offering, but does not purport to be a complete analysis of all the potential U.S. federal income tax considerations applicable to the ownership and disposition of such notes. This discussion is limited to the U.S. federal income tax consequences relevant to holders who acquire the notes of a series in the initial offering at the original “issue price” for such series of notes (i.e., the first price at which a substantial amount of such series of notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and that hold such notes as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the notes. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof and each of which is subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances (such as the effects of Section 451(b) of the Code conforming the timing of certain income accruals to financial statements) or to holders subject to special rules under U.S. federal income tax law (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, government agencies or instrumentalities, grantor trusts, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (or investors therein), retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for any alternative minimum tax, former citizens or former long-term residents of the United States, U.S. holders who hold the notes through a non-U.S. broker or other non-U.S. intermediary, U.S. holders having a “functional currency” other than the U.S. dollar, holders who hold the notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction and “controlled foreign corporations,” “foreign controlled foreign corporations,” and “passive foreign investment companies,” each as defined in the Code). This discussion also does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax (such as estate and gift taxes), nor does it address any considerations under any state, local or non-U.S. tax laws. In addition, this discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Prospective investors should consult with their own tax advisors as to the particular tax consequences to them of the ownership and disposition of the notes, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons treated as partnerships for U.S. federal income tax purposes that are considering an investment in the notes and partners therein should consult their own tax advisors regarding the tax consequences of the ownership and disposition of the notes.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. INCOME OR OTHER TAX LAWS OR ANY TAX TREATY.

Effect of Certain Contingencies

The terms of the notes provide for payments by us in excess of stated interest or principal under certain circumstances (see “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event”). The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that such payment of excess amounts will be made will not cause either series of the notes to be treated as contingent payment debt instruments (and will not affect the amount of income a holder recognizes in advance of the payment of such excess amounts), if, in the aggregate, (i) there is only a remote chance as of the date the notes are issued that any such payments will be made or (ii) if such payments are made, they will be considered to be incidental. We believe and intend to take the position that the likelihood that such payments will be made is remote or that such payments are incidental, in each case, within the meaning of the applicable Treasury regulations. Our position that these contingencies are remote or incidental is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield (as defined in the applicable Treasury regulations) determined at the time of issuance of the notes, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income recognized on the taxable disposition of a note. In the event a contingency described above occurs, it could affect the amount, timing and/or character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that neither series of the notes will be considered contingent payment debt instruments for U.S. federal income tax purposes.

U.S. holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

Payments of interest

It is anticipated, and this discussion assumes, that the issue price of each series of the notes will be equal to the stated principal amount of such series or, if the issue price of either series of the notes is less than its stated

principal amount, the difference will be less than a de minimis amount (as set forth in the applicable Treasury regulations). Interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption or other taxable disposition of the notes

A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “—Payments of interest”) and (b) such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the U.S. holder has held the note for a period of more than one year. Long-term capital gains of non-corporate U.S. holders (including individuals) may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 24%) generally will apply to such payments if the U.S. holder fails to timely provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or to otherwise establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Non-U.S. holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Payments of interest

Subject to the discussions below under “—Non-U.S. holders—Information reporting and backup withholding” and “—FATCA,” payments of interest on the notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax if such non-U.S. holder satisfies the following requirements of the “portfolio interest exemption”:

•

such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (or, if an applicable income tax treaty applies, is not attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is not a “10-percent shareholder” of us within the meaning of Section 871(h)(3)(B) of the Code;

•	the non-U.S. holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the non-U.S. holder timely provides the applicable withholding agent with properly completed and executed documentation (generally, IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate successor form)) establishing that the non-U.S. holder is not a “United States person” within the meaning of the Code. If such non-U.S. holder holds the notes through a securities clearing organization, financial institution or other agent acting on its behalf, it may be required to provide appropriate certifications to such agent. A non-U.S. holder’s agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If a non-U.S. holder does not satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to the non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) and such non-U.S. holder timely provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or appropriate successor form) or such non-U.S. holder otherwise claims an exemption under an applicable income tax treaty. In order to claim an exemption from or reduction of withholding tax under an applicable income tax treaty, a non-U.S. holder generally must furnish to the applicable withholding agent a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form). Non-U.S. holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Unless an applicable income tax treaty provides otherwise, interest paid to a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification requirements described above. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a “United States person” within the meaning of the Code, unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Sale, exchange, redemption or other taxable disposition of the notes

Subject to the discussions below under “—Non-U.S. holders—Information reporting and backup withholding” and “—FATCA,” except with respect to accrued and unpaid interest (which will be treated as described above under “—Non-U.S. holders—Payments of interest”), a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized upon the sale, exchange, redemption or other taxable disposition of a note unless:

•

such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a “United States person” within the meaning of the Code. A non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any U.S.-source capital gain recognized, including gain from such disposition, which gain may be offset by U.S.-source capital losses, if any, of the non-U.S. holder.

Information reporting and backup withholding

Generally, information reporting will apply to the amount of interest paid to each non-U.S. holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

U.S. backup withholding tax (currently, at a rate of 24%) is imposed on interest payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides the applicable withholding agent with an applicable properly executed IRS Form W-8 certifying such non-U.S. holder’s non-U.S. status or otherwise establishes an exemption.

Under Treasury regulations, the payment of proceeds from a sale or other taxable disposition (including a retirement or redemption) of a note by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder provides an applicable properly executed IRS Form W-8 certifying such non-U.S. holder’s non-U.S. status or such non-U.S. holder otherwise establishes an exemption. The payment of proceeds from the disposition of a note by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides an applicable properly executed IRS Form W-8 certifying such non-U.S. holder’s non-U.S. status or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any U.S.-source interest paid on the notes, and on the gross proceeds from a disposition (including a retirement or redemption) of such notes, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments, and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The IRS has issued proposed Treasury regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the preamble to the proposed Treasury regulations, we and any other applicable withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final Treasury regulations are issued or until such proposed Treasury regulations are rescinded. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA may be subject to different rules. Under certain circumstances, a beneficial owner of the notes might be eligible for refunds or credits of such taxes.

The rules under FATCA are complex. We will not pay any additional amounts in respect of any amounts withheld, including pursuant to FATCA. Prospective investors are encouraged to consult with their own tax advisors regarding the implications of FATCA on an investment in the notes.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below (for whom J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as representatives), and each of the underwriters has severally and not jointly agreed to purchase, the respective principal amount of the notes set forth opposite its name below:

Underwriters	Principal Amount of 2029 notes	Principal Amount of 2036 notes
J.P. Morgan Securities LLC	$77,000,000	$132,000,000
Citigroup Global Markets Inc.	$77,000,000	$132,000,000
BofA Securities, Inc.	$19,250,000	$33,000,000
Deutsche Bank Securities Inc.	$19,250,000	$33,000,000
Goldman Sachs & Co. LLC	$19,250,000	$33,000,000
Mizuho Securities USA LLC	$19,250,000	$33,000,000
TD Securities (USA) LLC	$19,250,000	$33,000,000
BMO Capital Markets Corp.	$8,750,000	$15,000,000
BNP Paribas Securities Corp.	$8,750,000	$15,000,000
HSBC Securities (USA) Inc.	$8,750,000	$15,000,000
MUFG Securities Americas Inc.	$8,750,000	$15,000,000
PNC Capital Markets LLC	$8,750,000	$15,000,000
Santander US Capital Markets LLC	$8,750,000	$15,000,000
Scotia Capital (USA) Inc.	$8,750,000	$15,000,000
SG Americas Securities, LLC	$8,750,000	$15,000,000
U.S. Bancorp Investments, Inc.	$8,750,000	$15,000,000
Academy Securities, Inc.	$7,000,000	$12,000,000
Loop Capital Markets LLC	$7,000,000	$12,000,000
Siebert Williams Shank & Co., LLC	$7,000,000	$12,000,000

Total	$350,000,000	$600,000,000

Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

Each series of the notes is a new issue of securities and there is currently no established trading market for the notes. The notes are not listed, and the notes will not be listed on any securities exchange, and we do not intend to seek their quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they have no obligation to do so and may discontinue market making at any time without providing notice. No assurances can be given as to the liquidity of any trading market for the notes.

The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page of this prospectus supplement. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

We have agreed, during the period from the date of the underwriting agreement until the business day immediately following the delivery of the notes, not to offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us having a tenor of more than one year without the prior written consent of the representatives.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriters may impose a penalty bid. The underwriting syndicate may reclaim selling concessions allowed for distributing the notes in this offering, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses (excluding underwriting discounts) associated with this offering, to be paid by us, are estimated to be approximately $2.6 million.

Extended Settlement

We expect that delivery of the notes will be made to investors on or about August 17, 2026, which is the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and/or their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Motorola Solutions, for which they received or will receive customary fees and expenses. Certain of the underwriters and/or their affiliates are lenders under the $2.25 billion Revolving Credit Agreement dated as of April 25, 2025, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders and agents party thereto.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Motorola Solutions (directly, as collateral securing other obligations or otherwise). Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely in the future to hedge or otherwise reduce, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge or otherwise reduce such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

The notes are being offered for sale in jurisdictions where it is lawful to make such offers and sales.

Sales of the notes in the United States by any underwriter that is not a broker-dealer registered with the SEC will be made only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

Australia

This prospectus supplement and the accompanying prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The notes may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the notes may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any notes may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the notes, you represent and warrant to us that you are an Exempt Investor.

As any offer of notes under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the notes you undertake to us that you will not, for a period of 12 months from the date of issue of the notes, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Hong Kong

The notes may not be offered or sold by means of any document other than: (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has represented and agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes be circulated, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus, nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Abu Dhabi Global Market and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the POATRs from the prohibition on public offers.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) high net worth companies, unincorporated associations etc. of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”)). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

LEGAL MATTERS

The validity of the notes will be passed upon for Motorola Solutions by Kristin Kruska of our Law Department and Jones Day, and for the underwriters by Latham & Watkins LLP, New York, New York. Ms. Kruska owns shares of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Silvus Technologies Holdings Inc. because it was acquired by the Company in 2025) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference into this prospectus supplement the following documents, provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 12, 2026;

•	our Quarterly Report on Form 10-Q for the quarter ended April 4, 2026, filed on May 7, 2026;

•	our Quarterly Report on Form 10-Q for the quarter ended July 4, 2026, filed on August 5, 2026; and

•	Current Reports on Form 8-K filed on March 12, 2026 and May 20, 2026.

We also incorporate by reference any future filings (other than current reports or portions of current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of all of the securities covered by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document that we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Kristin L. Kruska

Corporate Vice President and Secretary

Motorola Solutions, Inc.

500 W. Monroe Street

Chicago, Illinois 60661

Telephone: (847) 576-5000

We have also filed a registration statement with the SEC relating to the notes described in this prospectus supplement. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the notes. The registration statement may contain additional information that may be important to you.

PROSPECTUS

Debt Securities and Debt Securities Warrants

Common Stock and Common Stock Warrants

Stock Purchase Contracts and Stock Purchase Units

We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

•	unsecured senior debt securities

•	unsecured subordinated debt securities

•	warrants to purchase debt securities

•	common stock
•	warrants to purchase common stock

•	stock purchase contracts

•	stock purchase units

•	units consisting of any combination of these securities

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide the specific terms of these securities in supplements to this prospectus prepared in connection with each offering. The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “MSI.” Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the Securities and Exchange Commission. See the section entitled “Risk Factors” below, in our other filings with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2024

Neither we nor the underwriters, if any, have authorized anyone to provide you with any information or to make any representation other than those contained in or incorporated by reference into this prospectus or in any free writing prospectus that we may file with the Securities and Exchange Commission (the “SEC”) in connection with this offering. We do not, and the underwriters, if any, do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. We are not offering to sell any securities in any jurisdiction where such offer and sale are not permitted. The information contained in or incorporated by reference into this prospectus or any prospectus supplement, free writing prospectus or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933 (the “Securities Act”). By using a shelf registration statement, we may sell at any time, and from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with only a general description of the securities we may offer. It is not meant to be a complete description of any security. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. We and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as “other offering material.” The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. You should read this prospectus, any prospectus supplement, and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described in the section entitled “Where You Can Find More Information” below and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material. If there is any inconsistency between this prospectus and the information contained in a prospectus supplement or any free writing prospectus, you should rely on the information in the prospectus supplement or such free writing prospectus.

Unless we state otherwise or the context otherwise requires, references to “Motorola Solutions,” the “Company,” “us,” “we” or “our” in this prospectus mean Motorola Solutions, Inc. and its consolidated subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents, provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on February 15, 2024.

(2)	Current Reports on Form 8-K filed on February 15, 2024 and February 21, 2024.

(3)

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2022 from our Definitive Proxy Statement on Schedule 14A, filed on March 30, 2023.

(4)	The description of our common stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

(5)	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) before the termination of this offering.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

You may request a copy of these filings and any exhibit incorporated by reference in these filings at no cost, by writing or telephoning us at the following address or number:

Kristin L. Kruska

Corporate Vice President and Secretary, Motorola Solutions, Inc.

500 West Monroe Street

Chicago, Illinois 60661

Telephone: (847) 576-5000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Except for historical matters, the matters discussed in this prospectus and in documents incorporated by reference are forward-looking statements within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “aims,” “estimates” and similar expressions. We can give no assurance that any future results or events discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this prospectus. Forward-looking statements include, but are not limited to, statements about: (a) industry growth and demand, including opportunities resulting from such growth, (b) future product development and the demand for, growth related to, and benefits of, new products, (c) customer spending and behavior and requests for vendor financing, (d) the impact of our business strategy and focus areas, (e) the impact from the loss of key customers, (f) increased competition and our competitive position, (g) our practice of subcontracting work to other companies to fulfill customer needs, (h) the impact of existing and future regulatory matters (including with respect to climate change) on our business, (i) the firmness of each segment’s backlog and recognizing backlog as revenue, (j) the competitiveness of the patent portfolio, (k) the impact of research and development, (l) the availability, costs and inventory levels of materials and components, energy supplies and labor and the impact of such availability, costs and inventory levels, (m) our human capital management strategy and philosophy, (n) potential impacts of risks from cybersecurity threats, (o) the impact of global economic and political conditions on our business, (p) the impact on our business of the United Kingdom’s Competition and Markets Authority’s remedies order regarding Airwave (including our actions in response), (q) the impact of acquisitions on our business, (r) market growth/contraction, demand, spending and resulting opportunities, (s) expected impacts to operating leverage, (t) the growth of sales opportunities in our LMR Communications, Video Security and Access Control and Command Center technologies, (u) the return of capital to shareholders through dividends and/or repurchasing shares, (v) future payments, charges, and use of accruals associated with our reorganization of business programs and employee separation costs, (w) future exit costs related to our exit of the Emergency Services Network contract with the Home Office of the United Kingdom, (x) our ability and cost to repatriate funds, (y) the liquidity of our investments, (z) our ability and cost to access the capital markets, (aa) our repurchase of $1.0 billion of 1.75% convertible notes due 2024 issued to Silver Lake, (bb) our ability to borrow and the amount available under our credit facilities, (cc) adequacy of internal resources to fund expected working capital, capital expenditure and cash requirements, (dd) expected payments pursuant to commitments under agreements and other obligations in the short-term and long-term, (ee) the ability to meet minimum purchase obligations, (ff) the impact of contractual damage claims exceeding the underlying contract value, (gg) our ability to sell accounts receivable and the terms and amounts of such sales, (hh) the outcome and effect of ongoing and future legal proceedings (ii) the impact of the adoption of accounting pronouncements on our financial results, (jj) the impact of foreign currency risk, (kk) the impact of interest rate risk, (ll) future hedging activity and expectations of the Company, and (mm) other factors described in our news releases and filings with the SEC including but not limited to the factors under the heading “Risk Factors” in our Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein. Except as required by law, we undertake no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

THE COMPANY

Motorola Solutions is solving for safer. Every day we come to work solving for safer communities, safer schools, safer hospitals, safer businesses, safer everywhere. We are a global leader in public safety and enterprise security, grounded in nearly 100 years of close customer and community collaboration. We design and advance technology for more than 100,000 public safety and enterprise customers in over 100 countries. We are driven by our commitment to help make everywhere safer for all.

We are building an ecosystem of safety and security technologies that helps protect people, property and places, which include Land Mobile Radio Communications (“LMR” or “LMR Communications”), Video Security and Access Control (“Video”) and Command Center. Across all three technologies, we offer cloud-based and hybrid solutions, cybersecurity services, software and subscriptions services as well as managed and support services.

We are connecting public safety agencies and enterprises to enable the collaboration that is critical for a proactive approach to safety and security. In addition to our support of police, fire and other emergency responders, we have a growing base of enterprise customers, such as schools, hospitals and stadiums. We support the intersection of public, private and people, connecting those in need with those who can help.

We manage our business organizationally through two segments: “Products and Systems Integration” and “Software and Services.” Within these segments, we have principal product lines that also follow our three major technologies:

•

LMR Communications: Infrastructure, devices (two-way radio and broadband, including both for public safety and professional and commercial radio) and software that enable communications, inclusive of installation and integration, backed by services, to assure availability, security and resiliency.

•

Video: Cameras (fixed, body-worn, in-vehicle), access control, infrastructure, video management, software and artificial intelligence-powered analytics that help enable visibility and bring attention to what’s important.

•

Command Center: Command center solutions and software applications that unify voice, video, data and analytics from public safety agencies, enterprises and the community to create a broad informational view to help simplify workflows and improve the accuracy and speed of decisions.

We have invested across these three technologies organically and through acquisitions to evolve our LMR focus and expand our safety and security products and services.

Our strategy is to generate value through our technologies that help meet the changing needs of our customers around the world in protecting people, property and places. While each technology individually strives to make users safer and more productive, we believe we can enable better outcomes for our customers when we unite these technologies to work together. Our goal is to help remove silos and barriers between people and technologies, so that data unifies, information flows, operations run and collaboration improves to help strengthen safety and security everywhere. One example of this collaboration is highlighted by a school setting. When a teacher presses a panic button on a phone, this can automatically notify local law enforcement of an emergency, trigger a lockdown to secure all entries, share live video feeds with first responders and send mass notifications to key stakeholders inside and outside the school, helping schools to detect, respond and resolve safety and security threats. Our principal executive offices are located at 500 W. Monroe St., Chicago, Illinois 60661.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, as well as any prospectus supplement relating to a specific security. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus. For more information, see the section entitled “Incorporation by Reference” above and “Where You Can Find More Information” below. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. You could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operations or financial condition.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes. We will have significant discretion in the use of any net proceeds. The net proceeds from the sale of securities may be invested temporarily until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials related to the offered securities.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, debt securities warrants, common stock warrants, stock purchase contracts and stock purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of any security. At the time of an offering and sale, this prospectus, together with the accompanying prospectus supplement, will contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of debt securities and other securities described in this prospectus.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the “senior debt securities” under the “senior indenture” dated August 19, 2014 between us and The Bank of New York Mellon Trust Company, N.A., as trustee, or any successor trustee (as the same may be amended, supplemented, modified, restated or replaced). We will issue the “subordinated debt securities” under a “subordinated indenture” to be entered into later, between us and the trustee named therein, or any successor trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the “indentures,” and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as a “trustee.” The senior indenture and a form of subordinated indenture are included as exhibits to this registration statement and the following description is qualified in its entirety by reference to the provisions of the indentures and the applicable prospectus supplement. You should read these documents carefully to fully understand the terms of the debt securities.

The numerical references in parentheses below are to sections of the indentures. Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indentures have the meanings used in the indentures. As used in this “Description of Debt Securities,” the “company” refers to Motorola Solutions, Inc. and does not, unless the context otherwise indicates, include our subsidiaries.

General

The senior debt securities are unsubordinated obligations of the company. They will be unsecured and will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement (section 301 of the senior indenture). Each applicable prospectus supplement will set forth, as of the most recent practicable date, the aggregate amount of outstanding debt that would rank junior to the senior debt securities. The subordinated debt securities are subordinated in right of payment to the prior payment in full of our senior indebtedness. See “—Subordinated Indenture Provisions” below. The subordinated debt securities will be unsecured and will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement (section 301 of the subordinated indenture). We will set forth in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities. The indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder and provide that we may issue debt securities thereunder from time to time in one or more series.

Terms

We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates, which may include the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the maturity of the debt securities;

•	the interest rate or method of calculation of the interest rate and the date from which interest will accrue;

•

the interest payment dates and the record dates for payment of interest, or the discount to face value and accretion rate in the case of debt securities issued at a substantial discount to the principal amount;

•	the price and date of any optional redemption by us;

•	our obligation, if any, to redeem the offered debt securities and any requirement to maintain a “sinking fund” to support such obligation;

•	the terms of any repurchase or remarketing rights of third parties;

•	the currency or currencies in which we will pay principal or interest;

•	any conversion features; and

•	whether the defeasance or covenant defeasance provisions of the applicable indenture apply.

We can also establish any other terms and conditions of the debt securities to the extent they do not conflict with the terms of the indentures (section 301 of each indenture). Therefore, you must read the applicable indenture and prospectus supplement carefully to understand the terms of any series of debt securities.

Effective Subordination

The debt securities will be our obligations exclusively. Since our operations are partially conducted through subsidiaries, primarily overseas, our cash flow and therefore our ability to service debt, including the debt securities offered by the applicable prospectus supplement, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and therefore the right of the holders of the debt securities to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

No Limitations on Other Debt

The general provisions of the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. However, the indentures do restrict us and our domestic subsidiaries from granting certain security interests on certain of their property or assets unless the debt securities are equally secured. See “—Restrictive Covenants” below.

Open-Ended Indenture

The indentures are “open-ended,” meaning we may issue a number of different series of debt securities, with different terms and conditions, under each of the indentures (section 301 of each indenture). There is no limit on the amount of debt securities we can issue under either indenture, and we already have issued a significant amount of debt securities under the senior indenture.

Defeasance and Covenant Defeasance

Under the indentures, we have the ability to take certain steps to effect a “defeasance” or a “covenant defeasance.” A defeasance allows us to be discharged from any and all obligations in respect of a series of debt securities except for certain obligations to register the transfer or exchange of such debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust. A covenant defeasance allows us to stop complying with certain restrictive covenants relating to:

•	consolidation, merger, conveyance, transfer or lease;

•	maintenance of our existence and properties;

•	payment of taxes and other claims; and

•	restrictions on secured debt and sale and leaseback transactions.

A covenant defeasance also causes certain events specified in the indentures to no longer be deemed an event of default under the indentures.

To effect a defeasance or a covenant defeasance, we must deposit with the applicable trustee an amount of money or U.S. government securities that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest, if any, on the debt securities of such series at the time such payments are due. We will remain liable for any shortfall between the amount deposited with the trustee and the amount due holders of debt securities upon any acceleration of payment.

We may only effect a defeasance or a covenant defeasance if we have provided a legal opinion that such action will not cause holders of our debt securities to recognize income, gain or loss for federal income tax purposes as a result and that holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. The opinion, in the case of a defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable indenture.

We may further describe in the applicable prospectus supplement the provisions, if any, regarding defeasance or covenant defeasance with respect to the debt securities of a particular series (article fourteen of each indenture).

Restrictive Covenants

Restrictions on Secured Debt

If we or any Domestic Subsidiary incurs or guarantees any Debt secured by a Mortgage on any Principal Property or on any shares of stock or Debt of any Domestic Subsidiary, we must secure the debt securities of each series equally and ratably with (or prior to) such secured Debt, unless, after giving effect to such transaction, the aggregate amount of all such Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% with respect to the senior indenture of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries. See “—Restrictive Covenants—Restrictions on Sales and Leasebacks” below.

This restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by:

•

Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;

•	Mortgages in favor of us or a Domestic Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress or advance payments;

•	Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation;

•	purchase money Mortgages and Mortgages to secure the construction cost of property; and

•	any extension, renewal or refunding of any Mortgage referred to above (section 1006 of the senior indenture and section 1010 of the subordinated indenture).

Restrictions on Sales and Leasebacks

Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless:

•

we or such Domestic Subsidiary could mortgage such property as provided for above under “—Restrictive Covenants—Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities of each series; or

•	within 120 days, we apply to the retirement of our Funded Debt an amount not less than the greater of:

•	the net proceeds of the sale of the Principal Property leased pursuant to such arrangement; or

•	the fair market value of the Principal Property so leased, subject to credits for certain voluntary retirements of Funded Debt.

This restriction will not apply to any sale and leaseback transaction:

•	between us and a Domestic Subsidiary or between Domestic Subsidiaries; or

•	involving the taking back of a lease for a period, including renewals, of three years or less (section 1007 of the senior indenture and section 1011 of the subordinated indenture).

Certain Definitions

The following are certain key definitions used in the descriptions above of restrictions on secured debt and sales and leasebacks contained in the senior indenture. These and other definitions are contained in the senior indenture. You should read the applicable indenture to understand these and other restrictions fully.

“Attributable Debt” shall mean, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate per annum borne by the Securities compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Net Tangible Assets” shall mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any constituting Funded Debt by reason of their being renewable or extendible), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all set as forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Domestic Subsidiary” shall mean a Subsidiary of the Company, except a Subsidiary of the Company (a) which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the States of the United States, or (b) which is engaged primarily in financing the operations of the Company or its Subsidiaries, or both, outside of the States of the United States.

“Funded Debt” shall mean all indebtedness for money borrowed having a maturity of more than 12 months from the date of the most recent balance sheet of us and our consolidated subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower.

“Principal Property” shall mean any single parcel of real estate, any manufacturing plant or warehouse owned or leased by the Company or any Domestic Subsidiary which is located within the United States and the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any single parcel of real estate, manufacturing plant or warehouse or a portion thereof (a) which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Sections 141(a), 142(a)(5), 142(a)(6) or 144(a) of the Internal Revenue Code, or any successor provision thereof, or (b) which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and its subsidiaries as am entirety.

“Subsidiary” shall mean any corporation, association, partnership or other business entity of which more than 50% of the total voting stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

Events of Default

The following are events of default under the indentures with respect to any debt securities:

•	failure to pay principal of, or premium, if any, on any debt security of that series when due;

•	failure to pay any installment of interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•

failure to perform any other covenant of ours in the applicable indenture, other than a covenant included in the applicable indenture solely for the benefit of any series of debt securities other than that series, continued for 60 days after written notice as provided in the applicable indenture;

•	certain events in bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series (section 501 of each indenture).

If an event of default with respect to the outstanding debt securities of any series occurs and continues either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof, will automatically become due and payable. However, at any time after an acceleration with respect to debt securities of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration (section 502 of each indenture). For information as to waiver of defaults, see “—Modification and Waiver” below. You must read the applicable prospectus supplement for a description of the acceleration provisions of any debt securities issued as original issue discount or indexed securities.

Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders have offered the trustee reasonable security or indemnity (section 603 of each indenture). Subject to such indemnification and certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series (section 512 of the senior indenture and section 505 of the subordinated indenture).

We will be required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the applicable indenture and as to any default in such performance (section 1004 of the senior indenture and section 1006 of the subordinated indenture).

Modification and Waiver

Modifications and amendments of each indenture may be made by us and the trustee with the consent of the holders of (1) a majority with respect to the senior indenture or (2) 66 2/3% with respect to the subordinated indenture in principal amount of the outstanding debt securities of each series affected thereby, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or premium, if any, or interest, if any, on, any debt security;

•	reduce the amount of principal of any original issue discount debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults (section 902 of each indenture).

The holders of a majority of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the applicable indenture (section 1008 of the senior indenture and section 1012 of the subordinated indenture). The holders of a majority of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the applicable indenture with respect to debt securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt security of that series or in respect of any provision which under the applicable indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected (section 513 of the senior indenture and section 504 of the subordinated indenture).

In addition, we may not modify or amend the subordination provisions of the subordinated indenture without the consent of the holders of each outstanding subordinated debt security affected thereby. Further, no modification or amendment of that type may adversely affect the rights under article sixteen of the subordinated indenture of the holders of senior indebtedness then outstanding without the consent of the requisite holders of senior indebtedness required under the terms of such senior indebtedness (section 902 of the subordinated indenture).

The subordinated indenture contains provisions for convening meetings of the holders of subordinated debt securities of a series issued thereunder if subordinated debt securities of that series are issuable in whole or in part as bearer securities (section 1401 of the subordinated indenture). The trustee for those subordinated debt securities may call a meeting at any time or upon our request or the request of holders of at least 10% in principal amount of the outstanding subordinated debt securities of such series, in any such case upon notice given in accordance with the subordinated indenture (section 1402 of the subordinated indenture). Except for any consent that must be given by each holder of a subordinated debt security affected, and except as described below, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding subordinated debt securities of that series. Any resolution with respect to any consent which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding subordinated debt securities of a series issued under the subordinated indenture, except for any consent that must be given by each holder of a subordinated debt security affected, may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 66 2/3% in principal amount of such outstanding subordinated debt securities of that series. Further, any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding subordinated debt securities of a series issued under the subordinated indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding subordinated debt securities of that series (section 1404 of the subordinated indenture).

Any resolution passed or decision taken at any meeting of holders of subordinated debt securities of any series duly held in accordance with the subordinated indenture with respect thereto will be binding on all holders of subordinated debt securities of that series and the related coupons issued under the subordinated indenture. The quorum at any meeting of holders of a series of subordinated debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding subordinated debt securities of such series. However, if any action is to be taken at such meeting with respect to a consent which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding subordinated debt securities of a series, the persons holding or representing 66 2/3% in principal amount of the outstanding subordinated debt securities of such series issued under that indenture will constitute a quorum (section 1404 of the subordinated indenture).

Consolidation, Merger, Conveyance, Transfer or Lease

We may, without the consent of any holders of outstanding debt securities, consolidate or merge with or into, or transfer or lease our assets substantially as an entirety to, any entity, and any other entity may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, us, provided that:

•

the entity other than us formed by such consolidation or into which we are merged or which acquires or leases our assets is organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the applicable indenture;

•

after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing, provided that a transaction will only be deemed to be in violation of this condition as to any series of debt securities as to which such event of default or such event has happened and is continuing; and

•	certain other conditions are met (article eight of each indenture).

Form, Denominations, Exchange, Registration and Transfer

We will issue debt securities as registered securities, which may be issued in global form. Global securities are described below under “—Book-entry; Delivery and Form; Global Securities.” Unless we otherwise provide in the applicable prospectus supplement, we will issue registered securities in denominations of $2,000 and integral multiples of $1,000.

Our registered securities will be exchangeable for other registered securities of the same series.

You may present registered securities for registration of transfer at the office of the trustee, or at the office of any transfer agent we designate without service charge and upon payment of any taxes and other governmental charges (section 305 of each indenture). We may change transfer agents or designate additional transfer agents at any time, except that, we must maintain a transfer agent in each place of payment for such series (section 1002 of each indenture).

If we elect or are required to redeem or exchange particular debt securities, we will not be required to:

•	issue, register the transfer of or exchange those debt securities for a period of 15 days before the first publication or mailing of the notice of redemption or exchange; or

•	register the transfer of or exchange any registered security selected for redemption (section 305 of each indenture).

Payment and Paying Agents

Unless the applicable prospectus supplement provides otherwise, the place of payment for all registered securities will be New York, New York, U.S.A., and we will initially designate the corporate trust office of the applicable trustee for this purpose. At our option, we may pay interest, if any, on registered securities by check mailed to the address of the person entitled thereto as such person’s address appears in the security register or by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register (sections 307, 1001 and 1002 of each indenture). Unless the applicable prospectus supplement provides otherwise, we will make payment of any installment of interest on registered securities to the person in whose name such registered security is registered at the close of business on the record date for such interest (section 307 of each indenture).

Unless the applicable prospectus supplement provides otherwise, we will make all payments of principal of, and premium, if any, and interest, if any, on any debt security that is payable in a currency other than U.S. dollars in U.S. dollars if such currency:

•

ceases to be used both by the government of the country that issued the currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions;

•	is the euro and ceases to be used both within the European Monetary Union and for the settlement of transactions by public institutions of or within the European Union; or

•

is any currency unit, or composite currency, other than the euro and ceases to be used for the purposes for which it was established (section 311 of the senior indenture and section 312 of the subordinated indenture).

We may designate additional offices or agencies for payment with respect to any debt securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

All moneys deposited with a paying agent or held for the payment of principal of, or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such payment has become due will, at our request, be repaid to us, or discharged from trust, and the holder of such debt security may thereafter look only to us for payment thereof (section 1003 of each indenture).

Book-entry; Delivery and Form; Global Securities

The following will apply to debt securities of any series, unless the prospectus supplement relating to that series provides otherwise.

Upon issuance, we will deposit with, or on behalf of, the depositary and will register in the name of the depositary or a nominee of the depositary one or more “global securities” to represent the debt securities of each series. Unless we otherwise indicate in the prospectus supplement relating to a series of debt securities, The Depository Trust Company will act as the depositary and we will deposit the global securities with, or on behalf of, DTC or its nominee, and we will register registered securities in the name of a nominee of DTC. Except under limited circumstances described below, global securities will not be exchangeable for definitive certificated debt securities.

Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with DTC, generally known as DTC participants. Ownership of beneficial interests in a global security will be limited to DTC participants or persons that may hold interests through DTC participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC with respect to interests of DTC participants and records of DTC participants, with respect to interests of persons who hold through DTC participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

We will make payments of principal of and any interest, and premium, if any, on individual debt securities represented by a global security to DTC or its nominee, as the case may be, as the sole registered owner of such global security and the sole holder of the debt securities represented by the global security for all purposes under the applicable indenture. Neither we nor the trustee, nor any of our respective agents, will have any responsibility or liability for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in the global securities representing any debt securities or for maintaining, supervising or reviewing any of DTC’s records relating to those beneficial ownership interests.

We have been advised by DTC that, upon receipt of any payment in respect of a global security, DTC will immediately credit DTC participants’ accounts for their pro rata share of such payments. We also expect that payments by DTC participants to owners of beneficial interests in global securities held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the sole responsibility of the DTC participants.

Global securities may not be transferred except as a whole by DTC to a nominee of DTC. Global securities representing debt securities are exchangeable for certificated debt securities only if:

•	DTC or its nominee notifies us that it is unwilling or unable to continue as depositary for these global securities;

•	DTC ceases to be qualified as required by the applicable indenture;

•	we instruct the trustee in accordance with the applicable indenture that those global securities will be so exchangeable; or

•

there shall have occurred and be continuing an event of default or an event which after notice or lapse of time would be an event of default with respect to the debt securities represented by such global security.

Any global securities that are exchangeable as described above shall be exchangeable for certificated debt securities issuable in denominations of $1,000, or $5,000 in the case of bearer debt securities, and integral multiples of $1,000, or $5,000 in the case of bearer debt securities, in excess thereof and registered in the names DTC directs. Subject to the foregoing, global securities are not exchangeable, except for global securities of like denomination to be registered in the name of DTC or its nominee. If we issue debt securities subsequently in registered form, they would thereafter be transferred or exchanged without any service charge at the corporate trust office of the trustee or at any other office or agency we maintain for such purpose.

So long as DTC or its nominee is the registered holder and owner of global securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global securities for the purposes of receiving payment on the debt securities, receiving notices and for all other purposes under the applicable indenture and the debt securities. Except as provided above, owners of beneficial interests in global securities will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof for any purpose under the applicable indenture. Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if such person is not a DTC participant, on the procedures of the DTC participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. The indentures provide that DTC may grant proxies and otherwise authorize DTC participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that under existing industry practices in the event that we request any action of holders or that an owner of a beneficial interest in global securities desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the DTC participants holding the relevant beneficial interests to give or take such action, and such DTC participants would authorize beneficial owners owning through such DTC participants to give or take such action or would otherwise act upon the instructions of beneficial owners through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code;

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC holds securities that DTC participants deposit with DTC;

•

DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries;

•

Access to DTC’s system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly; and

•	The rules applicable to DTC and DTC participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Subordinated Indenture Provisions

Any subordinated securities would be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture, to the prior payment in full of all existing and future senior debt of ours (section 1601 of the subordinated indenture).

Senior debt is defined in the subordinated indenture as the principal of, and premium, if any, and interest on, including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, and other amounts due on or in connection with any debt incurred, assumed or guaranteed by us, whether outstanding on the date of the subordinated indenture or thereafter incurred, assumed or guaranteed, and all renewals, extensions and refundings of any such debt. Excluded from the definition of senior debt are the following:

•	any debt which expressly provides:

•	that such debt is not senior in right of payment to the subordinated securities; or

•	that such debt is subordinated to any other debt of ours, unless such debt expressly provides that such debt is senior in right of payment to the subordinated securities; and

•	debt of ours in respect of the subordinated securities.

There are no restrictions in the subordinated indenture on the creation of additional senior debt, or any other indebtedness (section 101 of the subordinated indenture). The prospectus supplement with respect to any subordinated securities will set forth:

•	the aggregate amount of consolidated indebtedness outstanding as of the most recent practicable date that would constitute either senior debt or indebtedness of our subsidiaries;

•	the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank on a parity with the subordinated securities; and

•	any then-existing limitation on the issuance of additional senior debt.

By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets:

•

the holders of all senior debt will first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of subordinated securities would be entitled to receive any payment or distribution with respect to such securities;

•	the holders of subordinated securities will be required to pay over their share of such distribution to the holders of senior debt until such senior debt is paid in full; and

•

our unsecured creditors who are not holders of subordinated securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated securities (section 1602 of the subordinated indenture).

Unless the applicable prospectus supplement provides otherwise, in the event that the subordinated securities are declared due and payable prior to their Stated Maturity by reason of the occurrence of an event of default, then we would be obligated to promptly notify holders of senior debt of such acceleration. Unless the applicable prospectus supplement provides otherwise, we may not pay the subordinated securities until 120 days have passed after such acceleration occurs and may thereafter pay the subordinated securities if the terms of the subordinated indenture otherwise permit payment at that time (section 1603 of the subordinated indenture).

Unless the applicable prospectus supplement provides otherwise, we may not make any payment of the principal, and premium, if any, or interest, if any, with respect to any of the subordinated securities, except we may acquire subordinated securities for our common stock or other capital stock or as otherwise set forth in the subordinated indenture, if any default with respect to senior debt occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or we receive notice of the default, unless 120 days pass after notice of the default is given and such default is not then the subject of judicial proceedings or the default with respect to the senior debt is cured or the terms of the subordinated indenture otherwise permit the payment or acquisition of the subordinated securities at that time (section 1604 of the subordinated indenture).

The Trustee

The Bank of New York Mellon Trust Company, N.A. is trustee under:

•	our 4.0% senior notes due 2024;

•	our 6.5% debentures due 2025;

•	our 7.5% debentures due 2025;

•	our 4.6% senior notes due 2028;

•	our 6.5% debentures due 2028;

•	our 4.6% senior notes due 2029;

•	our 2.3% senior notes due 2030;

•	our 2.75% senior notes due 2031;

•	our 5.60% senior notes due 2032;

•	our 6.625% senior notes due 2037;

•	our 5.5% senior notes due 2044; and

•	our 5.22% debentures due 2097.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is subject to the detailed provisions of our restated certificate of incorporation (our “charter”), and our amended and restated bylaws (our “bylaws”). This description does not purport to be complete and is qualified in its entirety by reference to the terms of the charter and the bylaws, which are filed as exhibits to the registration statement. See the section entitled “Where You Can Find More Information” below.

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $100 per share, issuable in series. There are no shares of preferred stock presently outstanding.

Common Stock

The holders of shares of our common stock are entitled to one vote for each share held, and each share of our common stock is entitled to participate equally in dividends out of funds legally available therefor, as and when declared by our board of directors, and in the distribution of assets in the event of liquidation. All actions to be taken by our stockholders, other than matters relating to the election of directors, must be approved by a majority of the shares represented in person or by proxy and entitled to vote. Director nominees in uncontested elections must receive a majority of the votes cast to be elected, and director nominees in contested elections must receive a plurality of the votes of the shares represented at the meeting and entitled to vote to be elected. Holders of common stock may also act by written consent, subject to certain limitations set forth in the bylaws.

The holders of our common stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. Our common stock is not subject to future calls or assessments by us. Our common stock is listed on the New York Stock Exchange under the symbol “MSI.”

Preferred Stock

Our board of directors is authorized to create and issue one or more series of preferred stock and to determine the rights and preferences of each series, to the extent permitted by our charter. The issuance of preferred stock could adversely affect the voting power and dividend and liquidation rights of the holders of common stock. The issuance of preferred stock could also, under certain circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock or otherwise adversely affect the market price of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights of that series of preferred stock.

If any preferred stock is issued, you should refer to the certificate of designations establishing such particular series of preferred stock, which would be filed with the Secretary of State of the State of Delaware and the SEC in connection with any such offering of preferred stock.

Any prospectus relating to a series of preferred stock may describe material U.S. federal income tax considerations applicable to the purchase, holding and disposition of such series of preferred stock.

Provisions of our Charter, Bylaws and the Delaware General Corporation Law that May Have an Anti-Takeover Effect

Certain provisions of our charter, bylaws and the Delaware General Corporation Law (the “DGCL”) may have anti-takeover effects. The provisions are designed to reduce, or have the effect of reducing, our vulnerability to unsolicited takeover attempts. For example, as referenced above, the additional shares of authorized common stock and preferred stock available for issuance under our charter could be issued at such times, under such circumstances, and with such terms and conditions as to impede a change in control. Our organizational documents and the DGCL also provide for the following:

Stockholder Advance Notice Procedure. Our bylaws establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before an annual or special meeting of stockholders. The bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual or special meeting must deliver to our Secretary a written notice of the stockholder’s intention to do so within the deadlines specified in our bylaws. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Board of Directors Vacancies. Our bylaws provide that, subject to rights of holders of preferred stock, if any, vacancies on our board of directors, including a vacancy resulting from an increase in the size of our board of directors, may be filled only by a vote of a majority of our directors then in office.

No Cumulative Voting. Our organizational documents do not provide for cumulative voting in the election of directors.

Section 203 of the DGCL. We are subject to the provisions of Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is EQ Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.

DESCRIPTION OF SECURITIES WARRANTS

We may issue warrants for the purchase of our debt securities or common stock, either independently or together with debt securities or common stock. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company, as agent. The warrant agent will act solely as our agent and will not assume any obligation for any warrant holders. Copies of the forms of warrant agreements and the forms of warrant certificates will be filed as exhibits to documents incorporated by reference into this prospectus. The following description of certain anticipated provisions of the forms of warrant agreements and warrant certificates does not purport to be complete and is qualified in its entirety by reference to all the provisions of the warrant agreements and the warrant certificates.

General

If we offer warrants for the purchase of debt securities, the applicable prospectus supplement will describe their terms, which may include the following:

•	the title and aggregate number of the warrants;

•	the title, rank, aggregate principal amount, denomination, and terms of the underlying debt securities;

•	the currency of the underlying debt securities or of payment of the exercise price;

•	whether the warrants are issued as a unit with a debt security, and if so, the number of warrants attached to each such debt security;

•	the date, if any, on and after which such warrants and any related securities will be transferable separately;

•

the principal amount of the debt securities purchasable upon exercise of each warrant and the price, or the manner of determining the price, at which such debt securities may be purchased upon exercise;

•	when the warrants may be exercised and the expiration date;

•	United States federal income tax consequences;

•	the terms of any right of ours to redeem or accelerate the exercisability of such warrants;

•	whether the warrants are to be issued with any other securities;

•	the offering price; and

•	any other terms of the warrants.

If we offer warrants for the purchase of our common stock, the applicable prospectus supplement will describe their terms, which may include the following:

•	the title and aggregate number of the warrants and whether the warrants will be sold with other securities;

•	the number of shares of common stock that may be purchased on exercise of each warrant;

•	the price or manner of determining the price, the manner in which the exercise price may be paid and any minimum number of warrants exercisable at one time;

•	the terms of any right of ours to redeem the warrants;

•	the date, if any, on and after which the warrants and any related series of debt securities will be transferable separately;

•	when the warrants may be exercisable and the expiration date;

•	the terms of any right of ours to accelerate the exercisability of the warrants;

•	United States federal income tax consequences; and

•	any other terms of the warrants.

Warrants for the purchase of our common stock will be offered and exercisable for U.S. dollars only.

Warrants may be exchanged for new warrants of different denominations, may, if in registered form, be presented for registration of transfer and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. No service charge will be made for any permitted transfer or exchange of warrant certificates, but holders must pay any tax or other applicable governmental charge. Prior to the exercise of any warrant to purchase underlying debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase our common stock, holders of such warrants will not have any rights of holders of our common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on our common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder to purchase underlying debt securities or our common stock, as the case may be, at the exercise price described in, or calculable from, the applicable prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date.

Holders can exercise warrants by delivering the exercise price and certain required information to the warrant agent. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate. Upon receipt of such payment and such warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying debt securities or our common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants. The holder of a warrant must pay any tax or other governmental charge imposed in connection with the issuance of underlying debt securities or our common stock purchased upon exercise of a warrant.

Modifications

The warrant agreements and the terms of the warrants may be modified or amended by us and the warrant agent, without the consent of any holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that we deem necessary or desirable and that will not materially adversely affect the interests of the holders of the warrants.

Together with the warrant agent, we may also modify or amend the warrant agreement and the terms of the warrants with the consent of a majority of the holders of the then outstanding unexercised warrants affected thereby. No modification or amendment of that type that accelerates the expiration date, increases the exercise price, reduces the number of outstanding warrants required for consent of any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants, may be made without the consent of each holder affected thereby.

Common Stock Warrant Adjustments

The terms and conditions on which the exercise price of and/or the number of shares of our common stock covered by a warrant are subject to adjustment will be set forth in the warrant certificate and the applicable prospectus supplement. Such terms will include:

•	provisions for adjusting the exercise price and/or the number of shares of our common stock covered by the warrant;

•	the events requiring an adjustment;

•

the events upon which we may, in lieu of making an adjustment, make proper provisions so that the holder of the warrant, upon its exercise, would be treated as if the holder had exercised the warrant prior to the occurrence of the events; and

•	provisions affecting exercise in the event of certain events affecting our common stock.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	our debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities;

securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	through the Company directly;

•	through agents;

•	through a combination of any of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplements relating to an offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, we will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to that offering, unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Other than our common stock, which is listed on the New York Stock Exchange, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

VALIDITY OF THE SECURITIES

The validity of the securities being offered hereby will be passed upon for us by Winston & Strawn LLP. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with them. Our SEC filings, including the registration statement and the exhibits and schedules thereto, are also available to the public from the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at www.motorolasolutions.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. See the section entitled “Incorporation by Reference” above.

$950,000,000

Motorola Solutions, Inc.

$350,000,000 4.850% Senior Notes due 2029

$600,000,000 5.650% Senior Notes due 2036

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan	Citigroup

BofA Securities	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Mizuho	TD Securities

Co-Managers

BMO Capital Markets	BNP PARIBAS	HSBC
MUFG	PNC Capital Markets LLC	Santander
Scotiabank	SOCIETE GENERALE	US Bancorp
Academy Securities	Loop Capital Markets	Siebert Williams Shank

August 6, 2026